Exhibit 10.2

ARCH SUPPLEMENTARY AND DEFERRAL BENEFIT PENSION PLAN

Article I. The Plan

1.1 Establishment of Plan. Effective as of February 8, 1999 Arch Chemicals, Inc. (the “Company” or “Arch”) established a non-qualified deferred compensation plan known as the Arch Supplementary and Deferral Benefit Pension Plan (the “Plan”) for the benefit of certain salaried employees of Arch and other Employing Companies who may be eligible to participate in the Plan.

1.2 Purpose of Plan. The purpose of this Plan is to provide benefits to certain current and former salaried employees of Arch and other Employing Companies whose benefits under the terms of The Pension Plan of Arch Chemicals and any other qualified defined benefit plans maintained by Arch and the qualified defined benefit plans of Arch’s predecessor in interest, Olin Corporation, (collectively, the “Qualified Pension Plans” and the “Qualified Plan Pension Benefits”) are limited (i) by §415 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) by the limitations on compensation that can be taken into account in calculating qualified plan benefits under Code §401(a)(17), and (iii) by the inability to include in compensation for Qualified Plan Pension Benefits any salary and awards of management incentive compensation that have been deferred by eligible employees into non-qualified plans or arrangements. These limitations are collectively referred to herein as “Benefit Limitations.” This Plan is intended to provide employees affected by Benefit Limitations (and their beneficiaries) with benefits (“Supplemental Pension Benefits”) equal to the difference in value between what such employees’ Qualified Plan Pension Benefits would be absent the Benefit Limitations, and what their Qualified Plan Pension Benefits are taking into account the Benefit Limitations.

1.3 Eligibility and Participation. Any salaried Arch employee who is eligible to receive a Qualified Plan Pension Benefit from the Company or an Employing Company, the amount of which is reduced by reason of the application of a Benefit Limitation (as previously defined) shall be a Participant in this Plan and be eligible to receive a Supplemental Pension Benefit as provided in this Plan. Notwithstanding the foregoing, any Arch employee who on December 1, 2005, was a participant in the Arch Senior Executive Pension Plan shall not be eligible for benefits under this Plan. In addition, any Participant in this Plan who on or after October 30, 2009 becomes a participant in the Arch Senior Executive Pension Plan or the Arch Senior Executive Pension Plan II shall accrue no further benefit under this Plan as of the later of October 30, 2009 or the date such Participant first becomes a participant in the Arch Senior Executive Pension Plan or the Arch Senior Executive Pension Plan II.

1.4 Nature of Plan. This Plan is divisible into two components: that portion which qualifies for the exemption from the Employee Retirement Income Security Act (“ERISA”) as an unfunded “excess benefit plan,” and that portion which provides for benefits in excess of applicable compensation limits, and is intended to be an unfunded supplemental executive retirement plan for a select group of management and highly compensated employees. The Plan is also intended to be a non-qualified deferred compensation plan which meets the requirements of Code §409A(a)(2), (3) and (4).

1.5 Plan Document. This Plan document describes the terms of the Plan as of January 1, 2009, and as amended through October 30, 2009. Prior Plan documents govern Plan administration for periods prior to January 1, 2009, and for all purposes for Participants or former Participants who commenced benefits under the Plan prior to January 1, 2009.

Article II. Definitions

2.1 A “Change in Control” with respect to a Participating Employer that is organized as a corporation occurs on the date on which any of the following events occur (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer; (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

(a) A change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

(b) An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation §1.409A-3(2)(i)(5)(ii).

(c) The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code §409A.

2.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.3 “Company” means Arch Chemicals, Inc., a Virginia corporation.

2.4 “Employing Company” means any company which has adopted this Plan and is included within the definition of an Employing Company under the terms of The Pension Plan of Arch Chemicals.

2.5 “Married” means the Participant has a Spouse, as defined below.

2.6 “Olin” means Olin Corporation, a predecessor in interest to Arch Chemicals. In conjunction with establishing this Plan, Arch assumed the liabilities of Olin for the provision of benefits to Participants who, immediately prior to February 8, 1999 (the “Distribution Date”) were participants in the Olin Supplementary Pension Plan or the Olin Deferral Benefit Pension Plan (collectively, the “Olin Supplementary and Deferral Benefit Plan”) as in effect on the Distribution Date and who, as of the Original Effective Date of this Plan transferred to, and became employed by, Arch or an affiliated company.

2.7 “Olin Supplementary and Deferral Benefit Plan” means the Olin Supplementary Pension Plan and the Olin Deferral Benefit Pension Plan, which were certain non-qualified deferred compensation plans of Olin. As of the Distribution Date, each Eligible Employee who, immediately prior to the Distribution Date, was a participant in the Olin Supplementary Pension Plan and/or the Olin Deferral Benefit Pension Plan was credited in this Plan with an accrued benefit equal to that credited to such individual under the respective Olin Plans as of the Distribution Date (based upon the Eligible Employee’s Average Compensation and service with Olin).

2.8 “Plan Administrator” shall mean the Pension Administration and Review Committee of Arch Chemicals, Inc.

2.9 “Plan Year” shall mean each calendar year.

2.10 “Qualified Pension Plans” means The Pension Plan of Arch Chemicals and any other qualified defined benefit plans maintained by Arch, provided that no amendment to a Qualified Pension Plan shall be given effect for purposes of this Plan to the extent such amendment may or will result in a direct or indirect change to the time or form of any payment hereunder, except as permitted under Code §409A and related regulations.

2.11 “Retires” or “Retirement” means the Participant has had a Normal Retirement Date, Early Retirement Date or Deferred Vested Retirement Date, as further described in Article III, below.

2.12 “Separation from Service” means a termination of employment with the Company, as defined for purposes of Code §409A.

(a) Except as noted below with respect to asset sales, the Plan Administrator will determine, in accordance with Code §409A, whether a Separation from Service has occurred. Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Company and the Participant reasonably anticipated that the level of services to be performed by the Participant after a date certain would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

(b) An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, with respect to an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his or her position of employment or a similar position, the twenty-nine-month anniversary of the commencement of leave shall be substituted for the six-month anniversary in (i) in the preceding sentence.

(c) For purposes of determining whether a Separation from Service has occurred, the Company means the Company and any Affiliate, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code §414(b) or (c).

(d) The Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code §409A.

2.13 “Specified Employee” means an employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An employee is a key employee if he or she meets the requirements of Code §416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code §416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. §1.415(c)-2(d)(3) (wages within the meaning of Code §3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Code §§125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code §§872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. §1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation. In the event of corporate transactions described in Treas. Reg. §1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administrator. Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.14 “Spouse” shall mean the person to whom a Participant is validly married at the date of the Participant’s death, as evidenced by a marriage certificate issued in accordance with state law and as recognized under federal law; provided, however, that if a Participant’s Spouse at his or her death was not the Participant’s Spouse for at least 12 months immediately prior to the Participant’s death, no surviving Spouse’s pre-retirement benefit shall be paid. Common law marriages shall not be recognized hereunder.

Article III. Calculation of Benefits

3.1 Benefits; In General. Supplemental Pension Benefits are payable hereunder upon the first to occur of the following:

(a) a Participant’s Normal Retirement Date, as provided in Section 3.3;

(b) a Participant’s Early Retirement Date, as provided in Section 3.4; or

(c) a Participant’s Deferred Vested Retirement Date, as provided in Section 3.5.

A Participant’s Supplemental Pension Benefit may also become payable in the event of a Change of Control, as provided in Section 3.7, and pre-retirement survivor benefits may be payable in the event a Married Participant dies prior to qualifying for Supplemental Pension Benefits under subsections (a) – (c), above, as provided in Section 3.6(b).

3.2 Benefit Formula. The Supplemental Pension Benefit payable to a Participant shall be calculated in the form of a single life annuity payable over the lifetime of the Participant commencing at the Participant’s sixty-fifth (65th) birthday or, if later, his or her actual Separation from Service date, and shall be a monthly amount equal to the difference between (a) and (b) below:

(a) the monthly amount of the Qualified Plan Pension Benefit to which the Participant would have been entitled had such benefit been calculated (i) including non-qualified deferrals of regular salary and awards under any applicable management incentive plan, and (ii) without regard to the Benefit Limitations; and

(b) the monthly amount of the Qualified Plan Pension Benefit payable to the Participant.

The amounts described in (a) and (b), above, shall be calculated based on the Participant’s service and compensation as of the date of the Participant’s Separation from Service, and shall reflect the effect of any applicable vesting schedule on the Participant’s Qualified Plan Pension Benefits. For purposes of determining the amount and entitlement to the benefits described in (a) and (b) above, a Participant shall credited with the service, compensation, and accrued benefit that the Participant was credited with under the Olin Supplementary and Deferral Benefit Plan, and any Olin qualified defined benefit pension plan(s).

Notwithstanding the foregoing, if, as provided in Section 1.3, above, a Participant in this Plan becomes a participant in the Arch Senior Executive Pension Plan or the Arch Senior Executive Pension Plan II and ceases benefit accruals hereunder, such Participant’s Supplemental Pension Benefit shall be determined as though such Participant had a Separation from Service on the date benefit accruals cease, even though such Benefit shall not be paid until such Participant’s actual Separation from Service and Normal Retirement Date, Early Retirement Date, Vested Deferred Retirement Date or death, as the case may be.

3.3 Normal Retirement Benefits. Supplemental Pension Benefits are payable upon a Participant’s Normal Retirement Date, which is the date of a Participant’s Separation from Service other than on account of death, if such Separation from Service occurs on or after the Participant attains age sixty-five (65).

3.4 Early Retirement Benefits.

(a) Supplemental Pension Benefits, adjusted as provided in subsection (c), below, are payable upon a Participant’s Early Retirement Date, which is (i) the date the Participant incurs a Separation from Service other than on account of death at any time after reaching his or her fifty-fifth (55th) birthday, but before his or her sixty-fifth (65th) birthday; or (ii) the Participant’s fifty-fifth birthday, if the special service crediting rule of subsection (b), below, is applicable.

(b) For purposes of (i) determining whether a Participant is eligible for early retirement benefits under this Section 3.4 instead of benefits on a deferred vested basis under Section 3.5, below, and (ii) calculating the annual Retirement Allowance from The Pension Plan of Arch Chemicals which is to be used as an offset, any Participant who has completed at least seven (7) Years of Creditable Service (as defined in The Pension Plan of Arch Chemicals, but taking into account service with Olin and its affiliates, as well as service with Arch and its affiliates) and who is at least age fifty-two (52) on the date he or she has a Separation from Service other than (i) for cause or (ii) as a result of a voluntary termination, shall be treated as continuing as an eligible employee until the date on which the Participant reaches age fifty-five (55). Such service shall be imputed for the sole purposes of determining whether the Participant qualifies for Early Retirement benefits, and shall not be treated as “Benefit Service” for the purpose of calculating the amount of the benefit under this Plan. In no event will Early Retirement benefits commence in accordance with this subsection (b) until the Participant actually attains age fifty-five (55).

(c) A Participant’s Supplemental Pension Benefit payable upon his or her Early Retirement Date shall be adjusted using the early retirement reductions specified in the Pension Plan of Arch Chemicals based upon the Participant’s Benefit Commencement Date.

3.5 Deferred Vested Benefits. Supplemental Pension Benefits, adjusted as provided below, are payable upon a Participant’s Deferred Vested Retirement Date, which is the date the Participant attains age fifty-five (55) if the Participant incurs a Separation from Service other than on account of death prior to attaining age fifty-five (55) and does not otherwise qualify for Early Retirement benefits under Section 3.4(b), above. The Deferred Vested Supplemental Pension Benefit shall be adjusted using the actuarial reductions that would be applicable to deferred vested benefits under The Pension Plan of Arch Chemicals as of the Participant’s Benefit Commencement Date.

3.6 Survivor Benefits.

(a) Post-Retirement Benefits. If benefits are being paid in the form of a single life annuity, they shall cease as of the Participant’s death. If benefits are being paid in the form of a joint and survivor life annuity, after the Participant’s death benefits will continue only if the joint annuitant survives the Participant. If benefits are being paid in a Single Life Annuity form with a Term Certain and the Participant dies prior to the end of the term certain period, the remaining payments shall be paid to the Participant’s designated beneficiary or beneficiaries. If there is no beneficiary designation on file with the Plan Administrator, if no designated beneficiary survives the Participant or if for any other reason there is no effective beneficiary designation in place, the remaining payments shall be paid to the Participant’s estate (or a distributee of the Participant’s estate, as designated by the estate’s legal representative).

(b) Pre-Retirement Benefits. Pre-retirement death benefits shall be paid only to a surviving Spouse. If a Participant does not have a surviving Spouse, no pre-retirement death shall be payable hereunder. If a Married Participant dies prior to Retirement under circumstances in which a pre-retirement survivor annuity is payable under The Pension Plan of Arch Chemicals, then a supplemental surviving Spouse benefit shall be payable under this Plan. The pre-retirement survivor benefit shall be a monthly amount that shall be equal to the difference between

(i) the monthly amount of the qualified pre-retirement survivor annuity to which the surviving Spouse would have been entitled under the Qualified Pension Plans had such benefit been calculated including non-qualified deferred payments of regular salary and deferred awards under the management incentive plan, and without regard to the Benefit Limitations imposed by Code §415 and §401(a)(17); and

(ii) the monthly amount of the qualified pre-retirement survivor annuity that the surviving Spouse is entitled to under the Qualified Pension Plans.

Such benefit shall be paid as of the date that would have been the Participant’s Benefit Commencement Date had the Participant survived to what would have been his or her Retirement Date (based on a Separation from Service on his or her date of death).

3.7 Benefits Upon a Change of Control.

(a) Lump Sum Payment Upon a Change of Control. Notwithstanding any other provision of the Plan, upon a Change in Control, each Participant covered by the Plan shall automatically be paid a lump sum amount in cash by the Company sufficient to purchase an annuity which shall provide the Participant with the same monthly after-tax benefit as the Participant would have received under the Plan based on the benefits accrued to the Participant hereunder as of the date of the Change in Control. Payment under this Section shall not in and of itself terminate the Plan, but such payment shall be taken into account in calculating benefits under the Plan which may otherwise become due the Participant thereafter. Payment shall be made within 30 days of the Change in Control and in no event may a Participant designate (directly or indirectly) the taxable year of the payment.

(b) No Divestment Upon a Change of Control. If a Participant is removed from participation in the Plan after a Change of Control has occurred, in no event shall the Participant’s Years of Benefit Service accrued prior to such removal, and the benefit accrued prior thereto, be adversely affected.

3.8 Non-Duplication of Benefits. In the event that any part or all of the benefits to which a Participant is entitled under this Plan are distributed to such Participant and such Participant at any time thereafter again becomes employed by the Company or otherwise is or becomes eligible to accrue a benefit hereunder, any benefits to which such Participant may become entitled to under this Plan shall be reduced by the actuarial equivalent of the benefits previously distributed so that in no event shall a Participant receive a duplication of benefits under the Plan.

Article IV. Payment of Benefits

4.1 Retirement Benefit Distribution Elections.

(a) Forms of Benefit. Except as otherwise provided in this Section 4.1, each Participant shall be deemed to have elected to receive benefits in a life annuity form of benefit, and all benefits payable hereunder shall be paid in one of the following actuarially equivalent life annuity forms of benefit, as selected by the Participant prior to his or her Benefit Commencement Date, each of which shall be deemed to be a single payment for purposes of the subsequent deferral rules of Section 4.2, below:

(i) Single Life Annuity: monthly annuity benefits payable for the life of the Participant, commencing as of the Participant’s Benefit Commencement Date.

(ii) Joint and Survivor Annuity: monthly annuity benefits payable for the life of the Participant, and continuing for the life of a joint annuitant at a specified percentage (25%, 50%, 75% or 100%, as elected by the Participant) if the joint annuitant survives the Participant, commencing as of the Participant’s Benefit Commencement Date; provided, however, that if a non-Spouse joint annuitant is less than age twenty-five (25) at the Participant’s Benefit Commencement Date, survivorship payments, if any, shall be paid only until the non-spouse joint annuitant attains age twenty-five (25).

(iii) Life Annuity with Term Certain: monthly annuity benefits payable for the life of the Participant, commencing as of the Participant’s Benefit Commencement Date, with the provision that in the event of the Participant’s death within a term certain (either five (5) years or ten (10) years, as elected by the Participant) payment shall be continued for the duration of such term certain to the beneficiary or beneficiaries designated by the Participant. If no designated beneficiaries survive such period, payment shall be paid to the estate of the last surviving beneficiary (or a distributee of such estate, as designated by the estate’s legal representative).

In the event a Participant fails to timely file a benefit distribution election on a form and in the manner acceptable to the Plan Administrator, the Participant will be deemed to have elected to receive benefits in the Single Life Annuity form of benefit if the Participant does not have a Spouse as of his or her Benefit Commencement Date or in the Joint and 50% Survivor Annuity form of benefit if the Participant has a Spouse as of his or her Benefit Commencement Date.

(b) Lump Sum Cash-Out. Notwithstanding paragraph (a), above, the Plan Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of a Participant’s benefit upon a Separation from Service in a single lump sum if the value of such benefit is not greater than the applicable dollar amount under Code §402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan (including any other deferred compensation plan that is required to be aggregated with this Plan for this purpose).

(c) Benefit Commencement Date. A Participant’s Benefit Commencement Date shall be the first of the month immediately following the Participant’s Normal Retirement Date, Early Retirement Date, or the Vested Deferred Retirement Date, as the case may be, unless the Participant has elected a later date as permitted in accordance with Section 4.2, below, in which case the Participant’s Benefit Commencement Date shall be the date elected pursuant to Section 4.2. Notwithstanding the foregoing, at any time the Company is publicly traded on an established securities market (as defined for purposes of Code §409A) and a distribution is to be made to a Specified Employee (as defined for purposes of Code §409A(a)(2)(B)(i)) on account of a Separation from Service, no distribution shall be made to the Specified Employee on account of such Separation from Service before the date which is six months after the date of the Specified Employee’s Separation from Service, or, if earlier, the date of death of the Specified Employee (the “Distribution Restriction Period”). To the extent that such Specified Employee would otherwise have been entitled to benefits hereunder during the Distribution Restriction Period, such amounts shall be accumulated, without interest, and paid in a single sum, on the first day of month following the end of the Distribution Restriction Period.

(d) Acceleration of or Delay in Payments. The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. §1.409A-3(j)(4). The Plan Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. §1.409A-2(b)(7).

4.2 Change of Benefit Commencement Date or Form of Payment Elections. A Participant may change his or her Benefit Commencement Date or form of payment election by filing a written election with the Plan Administrator, provided, however, that

(a) such election is approved by the Plan Administrator, in its discretion;

(b) such election does not take effect until at least 12 months after the date on which the election is made;

(c) except with respect to the payment of a death benefit, pursuant to such election the Participant’s Benefit Commencement Date is deferred for a period of not less than 5 years from the date benefits would otherwise have commenced; and

(d) with respect to any election relating to a distribution to be made (or commence) as of a specified date (or pursuant to a fixed schedule), the election is made not less than 12 months prior to the date of the first scheduled payment.

Furthermore, no change of election shall permit the acceleration of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code §409A(a)(3). This paragraph is intended to be (and shall be interpreted to be) consistent with Code §409A(a)(3), Code §409A(a)(4)(C) and related guidance.

4.3 Actuarial Assumptions. All actuarial determinations under the Plan shall be made using the actuarial equivalent factors and other assumptions specified in The Pension Plan of Arch Chemicals.

Article V. Funding

5.1 Unfunded Plan. This Plan shall be unfunded. All payments under this Plan shall be made from the general assets of the Employing Company of the Participant.

5.2 Liability for Payment. Arch and each other Employing Company shall pay the benefits provided under this Plan with respect to Participants who are employed, or were formerly employed by it during their participation in the Plan. In the case of a Participant who was employed by more than one Employing Company, the Committee shall allocate the cost of such benefits among such Employing Companies in such manner as it deems equitable. The obligations of the Employing Company shall not be funded in any manner. The rights of any person to receive benefits under this Plan are limited to those of a general creditor of the Employing Company liable for payment hereunder.

5.3 Anti-alienation. Except as provided in a domestic relations order (within the meaning of Code §414(p)(1)(B)), no Participant or beneficiary shall have the right to assign, transfer, encumber or otherwise subject to any lien any payment or any other interest under this Plan, nor shall such payment or interest be subject to attachment, execution or levy of any kind.

Article VI. Plan Administration

6.1 Plan Administrator. The Company has appointed the Pension Administration and Review Committee as the Plan Administrator (the “Plan Administrator” or “Committee”). Any person, including, but not limited to, the directors, shareholders, officers and employees of the Company, shall be eligible to serve on the Committee. Any person so appointed shall signify his acceptance by undertaking the duties assigned. Any member of the Committee may resign by delivering written resignation to the Company. The Company may also remove any member of the Committee by delivery of a written notice of removal, which shall take effect upon delivery or on a date specified. Upon resignation or removal of a Committee member, the Company shall promptly designate in writing such other person or persons as a successor.

6.2 Majority Actions; Allocation and Delegation. The Committee shall act by majority vote, but may authorize one or more of members to sign all papers on behalf of the Committee. The Committee members may allocate responsibilities among themselves, and shall notify the Company in writing of such action and the responsibilities allocated to each member.

6.3 Powers, Duties and Responsibilities. The Plan Administrator shall have all power to administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, in accordance with the terms of the Plan. The Plan Administrator shall have the absolute discretion and power to determine all questions arising in connection with the administration, interpretation and application of the Plan. Any such determination by the Plan Administrator shall be conclusive and binding upon all persons. The Plan Administrator may correct any defect or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan; provided, however, that such interpretation or construction shall be done in a non-discriminatory manner and shall be consistent with the intent of the Plan.

The Plan Administrator shall:

(a) compute the amount and kind of benefits to which any Participant shall be entitled hereunder;

(b) maintain all necessary records for the administration of the Plan;

(c) interpret the provisions of the Plan and make and publish such rules for regulation of the Plan as are consistent with the terms hereof;

(d) assist any Participant regarding his rights, benefits or elections available under the Plan; and

(e) communicate to Participants and their Beneficiaries concerning the provisions of the Plan.

6.4 Records and Reports. The Plan Administrator shall keep a record of all actions taken and shall keep such other books of account, records and other information that may be necessary for proper administration of the Plan. The Plan Administrator shall file and distribute all reports that may be required by the Internal Revenue Service, Department of Labor or others, as required by law.

6.5 Appointment of Advisors. The Plan Administrator may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan.

6.6 Claims Procedures; Arbitration.

(a) Any person or entity (hereinafter referred to as “Claimant”) claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

(b) If the claim or request is denied, the written notice of denial shall state:

(i) the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) a description of any additional material or information required and an explanation of why it is necessary, in which event the time period indicated in subsection (a), above, shall be one hundred and eighty (180) days from the date of the initial claim; and

(iii) an explanation of the Plan’s claim review procedure.

(c) Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Plan Administrator. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Plan Administrator of Claimant’s original claim or request. The claim or request for review shall be reviewed by the Plan Administrator which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) The decision on review shall normally be made within sixty (60) days after the Plan Administrator’s receipt of a Claimant’s claim or request for review. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state reasons supporting the decision and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

(e) Notwithstanding the foregoing, any dispute or controversy arising under or in connection with the Plan subsequent to a Change in Control shall be settled exclusively by arbitration in Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.7 Indemnification of Members. The Company shall indemnify and hold harmless any member of the Committee from any liability incurred in his or her capacity as such for acts which he or she undertakes in good faith as a member of such Committee.

Article VII. Termination and Amendment

7.1 Amendment or Termination. The Company may amend the Plan at any time, in whole or in part, by action of its Board of Directors, the Compensation Committee of the Board, or any other duly authorized committee or officer. Any Employing Company may withdraw from participation in the Plan at any time. No amendment of the Plan or withdrawal therefrom by an Employing Company shall adversely affect the vested benefits payable hereunder to any Participant for service rendered prior to the effective date of such amendment or withdrawal. Notwithstanding the foregoing, the Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and beneficiaries their accrued benefits in a single lump sum at any time, to the extent and in accordance with Treas. Reg. §1.409A-3(j)(4)(ix).

Article VIII. Miscellaneous

8.1 Gender and Number. Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where such would apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in another form in all cases where they would so apply.

8.2 Action by the Company. Whenever the Company under the terms of this Plan is permitted or required to do or perform any act or thing, it shall be done and performed by an officer or committee duly authorized by the Board of Directors of the Company.

8.3 Headings. The headings and subheadings of this Plan have been inserted for convenience of reference only and shall not be used in the construction of any of the provisions hereof.

8.4 Uniformity and Non Discrimination. All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.

8.5 Governing Law. To the extent that state law has not been preempted by the provisions of ERISA or any other laws of the United States heretofore or hereafter enacted, this Plan shall be construed under the laws of the State of Connecticut.

8.6 Employment Rights. Nothing in this Plan shall confer any right upon any Employee to be retained in the service of the Company or any of its affiliates.

8.7 Incompetency. In the event that the Plan Administrator determines that a Participant is unable to care for his affairs because of illness or accident or any other reason, any amounts payable under this Plan may, unless claim shall have been made therefor by a duly appointed guardian, conservator, committee or other legal representative, be paid by the Plan Administrator to the Participant’s spouse, child or parent or any other person deemed by the Plan Administrator to have incurred expenses for such Participant, and such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

IN WITNESS WHEREOF, Arch Chemicals, Inc. has caused this Plan to be executed by its duly authorized officer on October 30, 2009.

ARCH CHEMICALS, INC.

By:	/s/ Hayes Anderson
Its Vice President, Human Resources